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                                                                    EXHIBIT 4.21

[CREDIT SUISSE GROUP LOGO]

                                   ARTICLES OF
                                   ASSOCIATION

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                             ARTICLES OF ASSOCIATION
                               CREDIT SUISSE GROUP


                        Version as of September 11, 2002

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I.    CORPORATE NAME, REGISTERED OFFICE, DURATION AND PURPOSE

Art. 1

Corporate Name, Registered Office and Duration
A stock corporation under the name Credit Suisse Group (the "Company") is established with its registered office in Zurich, Switzerland. Its duration is unlimited.

Art. 2

Purpose
1 The purpose of the Company is to hold direct or indirect interests in all types of businesses in Switzerland and abroad, in particular in the areas of banking, finance, asset management and insurance. The Company has the power to establish new businesses, acquire a majority or minority interest in existing businesses and provide related financing.

2 The Company has the power to acquire, mortgage and sell real estate properties, both in Switzerland and abroad.


II.   SHARE CAPITAL AND SHARES

Art. 3

Share Capital
1 The fully paid-in share capital amounts to Sfr 1,189,348,956 and is divided into 1,189,348,956 registered shares with a par value of Sfr 1 each.

2 All share certificates shall bear the facsimile signatures of the Chairman or Chairwoman of the Board of Directors and one Member of the Board.

3  The Company may issue certificates representing more than one share each.

4  The Company recognises only one representative for each share.

5 Upon a resolution being passed by the General Meeting of Shareholders, registered shares may be converted into bearer shares.

Art. 4

Shares, Transfer of Shares and Share Register
1 The Company recognises as a shareholder the person whose name is entered in the Share Register.

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2  A person who has acquired registered shares will, upon application, be entered without limitation in the Share Register as having voting rights provided that he or she expressly states that he or she has acquired the shares concerned in his or her own name for his or her own account.

3 Any person not expressly stating in his or her application for registration that the shares concerned have been acquired for his or her own account (hereinafter "nominees") may be entered for a maximum of 2% of the total outstanding share capital with voting rights in the Share Register. In excess of this limit, registered shares held by a nominee will only be granted voting rights if such nominee declares in writing that he or she is prepared to disclose the name, address and shareholding of any person for whose account he or she is holding 0.5% or more of the outstanding share capital. Art. 10, Section 2 shall apply correspondingly to nominees who are related to one another through capital ownership or voting rights or have a common management or are otherwise interrelated.

4 The Board of Directors will issue the necessary directives to ensure that the aforementioned provisions are complied with.

5 This Article is subject to the mandatory provisions of Art. 685d, Section 3 of the Swiss Code of Obligations.

6 In the case of registered shares, the Company may forego the printing and delivery of share certificates and, with the agreement of the owner of the shares, may cancel issued certificates when these are returned to the Company and not replace the same. Shareholders may request at any time, at no cost to them, the printing and delivery of certificates representing their registered shares, and the Company may at any time print certificates of registered shares not physically represented by certificates.

7 Registered shares not physically represented by certificates and the rights arising therefrom can only be transferred by assignment. Such assignment shall not be valid unless notice is given to the Company. Title to the certificate of the transferred share is passed on to the transferee through legal and valid assignment and does not need the explicit consent of the Company. The bank which handles the book entries of the assigned registered shares on behalf of the shareholders may be notified by the Company of the assignment.

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8  Registered shares not physically represented by certificates and the financial rights arising from these shares may be pledged only to the bank which handles the book entries of such shares on behalf of the shareholder. The pledge must be made by means of a written pledge agreement. Notice to the Company is not required.

   The claim to delivery of the certificate may be transferred to the bank accepting the pledge. Otherwise the pledge of registered shares is valid when the assigned or endorsed share certificates are transferred in accordance with provisions of Art. 901, Section 2 of the Swiss Civil Code.

9 All the above-mentioned restrictions regarding transfer also apply to the transfer of registered shares not physically represented by certificates.


III.  DEBT CAPITAL

Art. 5

Bond Issues
The Company may issue bonds, with or without security, including warrants and convertible issues, and may guarantee such issues by its subsidiaries.


IV.   THE GOVERNING BODIES OF THE COMPANY

Art. 6

The governing bodies of the Company shall be the following:
1. The General Meeting of Shareholders;
2. The Board of Directors;
3. The Independent Auditors and the Group's Independent Auditors.


1. THE GENERAL MEETING OF SHAREHOLDERS

Art. 7

Authority and Duty to call a Meeting
1 The General Meeting of Shareholders shall ordinarily be called by the Board of Directors.

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2  The ordinary General Meeting of Shareholders shall take place annually within six months after the close of the business year.

3 Extraordinary General Meetings of Shareholders shall take place as necessary. One or more shareholders whose combined holdings represent at least 10% of the share capital can also request that a meeting be called.

4 Shareholder representing shares with a par value of Sfr 1 million may require that a particular item appear on the agenda of the meeting.

5 The request to call a General Meeting of Shareholders must be submitted in writing and at the same time shares of the Company representing at least 10% of the share capital are to be deposited. The request to include a particular item on the agenda of the meeting, together with the relevant proposals, must be submitted in writing and at the same time shares of the Company with a par value of at least Sfr 1 million are to be deposited for safekeeping. The shares are to remain in safekeeping until the day after the General Meeting of Shareholders.

6 The request to include a particular item on the agenda, together with the relevant proposals, must be submitted to the Board of Directors not later than 45 days before the date of the meeting.

Art. 8

Powers
The General Meeting of Shareholders has the following powers which may not be delegated. It may amend the articles of association, elect the Members of the Board of Directors, elect the Independent Auditors, the Group's Independent Auditors and Special Auditors approve the annual report, the consolidated financial statements and the annual statutory statements, determine the allocation of the disposable profit, formally approve the actions of the Member of the Board of Directors and pass resolutions on all matters which have been reserved to its authority by law or by these articles of association or which have been submitted to the meeting by the Board of Directors.

Art. 9

Notice of Meetings
1 Notice of the General Meeting of Shareholders must be given at least 20 days before the meeting takes place. Notice of the meeting is to be published in the Swiss Gazette of Commerce (Schweizerisches Handelsamtsblatt).

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2  The notice of the meeting must include the items on the agenda, the proposals submitted by the Board of Directors and by shareholders who have required that a meeting be held or that a particular item be included on the agenda.

3 No resolutions can be passed on proposals of which due notice has not been given, with the exception of those concerning the calling of an extraordinary General Meeting or the carrying out of a special audit.

Art. 10

Voting Rights
1 Subject to the provisions of Art. 4, Section 3 every share carries one vote at the General Meeting of Shareholders. However, except as set out in Sections 3-5 below, the shares for which a single shareholder can directly or indirectly exercise voting rights for his or her own shares or as a proxy may not exceed 2% of the total outstanding share capital.

2 For the purposes of the restrictions on voting rights as laid down in Section 1 above, legal entities, partnerships or groups of joint owners or other groups in which individuals or legal entities are related to one another through capital ownership or voting rights or have a common management or are otherwise interrelated shall be regarded as being a single shareholder. The same shall apply to individuals, legal entities or partnerships that act in concert (especially as a syndicate) with intent to evade the limitation on voting rights.

3 The restrictions on voting rights do not apply to the exercise of voting rights by representatives of a governing or executive body of the company who are designated by the Company as proxies (Art. 689c of the Swiss Code of Obligations [CO]), or by persons designated by the Company as independent proxies (Art. 689c CO), or by persons acting as proxies for deposited shares (Art. 689d CO), provided all such persons have been instructed by shareholders to act as proxies.

4 Nor do the restrictions on voting rights apply to shares in respect of which the shareholder confirms to the Company in the application for registration that he or she has acquired the shares in his or her name for his or her own account and in respect of which the disclosure requirement set out in Section 6 below has been satisfied.

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5  In addition, the restrictions on voting rights do not apply to shares which are registered in the name of a nominee, provided that this nominee furnishes the Company with the name, address and shareholding of the person(s) (as per definition in Section 2 above) for whose account he or she holds 0.5% or more of the total share capital outstanding at the time and for which he or she (or the beneficial owner, as appropriate) has satisfied the disclosure requirement set out in section 6 below. The Board of Directors has the right to conclude agreements with nominees concerning both their disclosure requirement and the exercise of voting rights.

6 The disclosure obligation must be discharged in accordance with Art. 20 of the Federal Act on Stock Exchange and Securities Trading of 24 March 1995 and the relevant ordinances and regulations.

7 The Board of Directors shall issue regulations regarding the proof of share ownership which is necessary in order to obtain voting cards.

Art. 11

Chairman/Chairwoman, Secretary
1 The Chairman/Chairwoman of the Board of Directors shall chair the General Meeting of Shareholders, and, in his or her absence, a Deputy
   Chairman/Chairwoman or another member designated by the Board shall take the chair.

2 The General Meeting of Shareholders shall elect by a show of hands the tellers to count the votes at the meeting. Members of the Board of Directors, the Independent Auditors, the Group's Independent Auditors and employees of the Company shall not be eligible to act as tellers.

3  The Board of Directors shall nominate a secretary to take the minutes.

Art. 12

Quorums
1 The General Meeting of Shareholders may in principle pass resolutions without regard to the number of shareholders present at the meeting or represented by proxy.

2  Representation of at least half of the share capital is required for:
   -  conversion of registered shares into bearer shares;
   -  amendments to Art. 4, Section 3

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   -  amendments to Art. 10, Sections 1-6
   -  dissolution of the Company.

3 This Article is subject to the mandatory provisions of the law and other provisions of these articles of association.

Art. 13

Resolutions/Required Majorities
1 Resolutions and elections by the General Meeting of Shareholders require the approval of an absolute majority of the votes represented at the meeting, except as otherwise prescribed by mandatory provisions of law or by other provisions of these articles of association. In the case of an equality of votes, elections and resolutions shall be decided by the casting vote of the person chairing the meeting.

2 The conversion of registered shares into bearer shares, the dissolution of the Company and amendments to Art. 4, Section 3 of these articles of association require the approval of at least three-quarters of the votes cast. Amendments to Art. 10, Sections 1-6 require the approval of at least seven-eighths of the votes cast.

3 The Chairman may allow elections and ballots to be conducted by a show of hands, by written ballot or by electronic means. A written ballot is held if requested by 50 of the shareholders present.

Art. 14

Minutes
The person chairing the meeting and the secretary of the meeting are to sign the minutes of the meeting.


2. THE BOARD OF DIRECTORS

Art. 15

Election and Term of Office
1  The Board of Directors shall consist of a minimum of seven Members.

2 Each Member of the Board of Directors shall be elected individually for a period of three years and shall be eligible for re-election. One year of office is understood to be the period of time from one ordinary General Meeting of Shareholders to the close of the next ordinary General Meeting.

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Art. 16

Powers and Responsibilities
1 The Board of Directors shall decide on all matters which have not been reserved for or conferred on another governing body of the Company by law by these articles of association or by other regulations.

2 The Board of Directors determines those who have signatory power and the nature of the signatory power required. A document signed on behalf of the Company is binding on the Company only when it carries the signatures of two authorised signatories.

Art. 17

Delegation of Powers
The Board of Directors may delegate the management of the Company wholly or partly to committees of the Board, individual Members of the Board or third parties, in accordance with the regulations governing the conduct of business of the Company.

Art. 18

Quorum/Required Majorities
1 A majority of the Members of the Board of Directors must be present in person in order to pass resolutions; there is no quorum requirement for the acknowledgement of capital increases and the subsequent changes to the articles of association which must be carried out. For resolutions carried out by circular letter, a majority of the Members of the Board of Directors must cast their votes.

2 Resolutions of the Board of Directors require the approval of an absolute majority of the votes cast. In the case of an equality of votes, decisions shall be determined by the casting vote of the person chairing the meeting.

Art. 19

Minutes
Minutes shall be kept of the proceedings and resolutions of the Board of Directors. The minutes shall be signed by the person chairing the meeting and the secretary.

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Art. 20

Remuneration of Directors
The Board of Directors shall be appropriately remunerated for its services in an amount to be determined by itself.


3. THE INDEPENDENT AUDITORS,
   THE GROUP'S INDEPENDENT AUDITORS AND THE SPECIAL AUDITORS

Art. 21

Appointment and Duties
The Independent Auditors and the Group's Independent Auditors shall be elected by the General Meeting of Shareholders for one year and shall be responsible for carrying out all functions and duties incumbent upon them by law.

The special auditors shall be elected by the General Meeting of Shareholders for the term of one year and shall be responsible for the special audit reports in connection with qualified capital increases (Art. 652f CO).


V.    FINANCIAL YEAR AND ALLOCATION OF THE NET PROFIT

Art. 22

Financial Year
The Company's financial year shall be determined by the Board of Directors.

Art. 23

Allocation of disposable Profit
The allocation of the disposable profit shall be made by the General Meeting of Shareholders. The distributions of a dividend and the establishment and utilisation of special reserves, if any, shall be decided by the General Meeting of Shareholders in accordance with Art. 671 ff of the Swiss Code of Obligations.

VI.   DISSOLUTION AND LIQUIDATION OF THE COMPANY

Art. 24
Should the Company be dissolved, the Board of Directors shall carry out the liquidation unless the General Meeting of Shareholders decides otherwise.

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VII.   OFFICIAL NOTICES AND ANNOUNCEMENTS

Art. 25

Publication
1 The Swiss Commercial Gazette (Schweizerisches Handelsamtsblatt) shall be the official medium for publication of the Company's notices and announcements.

2 Notices and announcements to the shareholders shall be made in the Swiss Commercial Gazette (Schweizerisches Handelsamtsblatt), insofar as the law does not prescribe some other manner of publication.


VIII. TRANSITIONAL REGULATIONS

Art. 26

Conditional Capital
1 The share capital as per Art. 3 of the articles of association is to be increased - under exclusion of the preferential subscription rights of shareholders - by not more than Sfr 543,300 representing a maximum of 543,300 registered shares with a par value of Sfr 1 each. This is to be effected by the exercise of the conversion rights granted prior to 31 March 1994 in connection with a maximum of seven issues of bonds brought on the national and/or international capital markets by Credit Suisse Group or by any of its Group Companies.

2 The holders of the warrants or convertible bonds concerned are entitled to subscribe to the new shares. The warrants and/or convertible bonds do have a maximum term of 12 years and a total value not exceeding Sfr 1.5 billion or the equivalent par value in a foreign currency.

3 The newly-issued shares are to be fully paid-in on the terms and conditions applicable to the warrant issue and/or convertible issue set by the Board of Directors / the Executive Board. These terms and conditions reflect those applicable in the market and include standard anti-dilution provisions. The term of the conversion rights is limited to the terms of the respective issue, the warrants do not exceed seven years.

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4  Except where the Board of Directors has granted shareholders the right to subscribe for new shares in advance, the conversion or warrant price shall represent at least 90% of the average of the prices last paid on the Zurich Stock Exchange during the five business days preceding the fixing of the price of the newly-issued shares.

Art. 26a

1 The share capital pursuant to Art. 3 of the articles of association shall be increased by no more than CHF 50,000,000 through the issue of no more than 50,000,000 registered shares with a par value of CHF 1 each, to be fully paid in, through the exercise of conversion and option rights granted in connection with bonds or similar debt instruments issued by Credit Suisse Group or any of its Group companies. Shareholders' preemption rights are excluded. Shareholders' preferential subscription rights with regard to these at most 50,000,000 new registered shares may be restricted or excluded by decision of the Board of Directors in order to finance or refinance the acquisition of companies, parts of companies, equity stakes, or new investments, or in order to issue convertible bonds and/or warrants on domestic and international capital markets. If preferential subscription rights are excluded, then (1) the bonds are to be placed with the public at market conditions, (2) the exercise period is not to exceed five years from the date of issue for option rights or ten years for conversion rights, and
   (3) the conversion or exercise price for the new shares is to be set at least in line with the market conditions prevailing on the date on which the bonds are issued.

2 The acquisition of registered shares through the exercise of conversion or option rights and any further transfers of registered shares is subject to the transfer restrictions laid down in Art. 4 of the articles of association.

Art. 26b

1 The share capital as per Art. 3 of the articles of association is to be increased by not more than Sfr 117,200,000 through the issue of a maximum of 117,200,000 registered shares with a par value of Sfr 1 each, to be fully paid up. Upon acquisition, the new registered shares will be subject to the transfer restrictions pursuant to Art. 4 of the articles of association.

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2  The preferential subscription right of present shareholders is excluded in favour of the staff, at all levels, and of Members of the Board of Directors of Credit Suisse Group and its Group companies. The shares shall be issued in accordance with the guidelines adopted by the Board of Directors, as amended from time to time. They may be issued at a price which is below their market value.

Art. 26c

1 The conditional share capital as per Art. 3 of the Articles of Association is to be increased, by a maximum amount of CHF 18,719,804 corresponding to a maximum of 18,719,804 registered shares, to be fully paid up, with a nominal value of CHF 1 each, through the exercise of option rights granted to employees of all levels of Donaldson, Lufkin & Jenrette, Inc. and its Group companies, which were rolled over according to the merger agreement between Credit Suisse Group, Diamond Acquisition Corp and Donaldson Lufkin & Jenrette, Inc., dated 30 August, 2000. The subscription ratio, time limits and further terms will be determined by the Board of Directors in accordance with the merger agreement dated August 30, 2000. The new registered shares will be subject to the transfer restrictions pursuant to Art. 4 of the Articles of Association.

2 The preemptive rights of the current shareholders are excluded in favor of staff at all levels of Donaldson Lufkin & Jenrette and its Group companies.

Art. 27

Authorized Capital
1 The Board of Directors is authorized, at any time until June 1, 2003, to increase the share capital, as per Art. 3 of the articles of association, in the maximum amount of Sfr 45,480,000 through the issuance of a maximum of 45,480,000 registered shares, to be fully paid up, with a par value of Sfr 1 each. Increases by underwriting as well as partial increases are permissible. The issue price, the time of effect of the right to a dividend, and the type of contribution will be determined by the Board of Directors. Upon acquisition, the new shares will be subject to the transfer restrictions pursuant to Art. 4 of the articles of association.

2 The Board of Directors is authorised to exclude the preferential subscription rights of the shareholders in favour of third parties if the new shares

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   are used for the acquisition of companies, segments of companies or participations in the banking, finance, asset management or insurance industries through an exchange of shares or for financing the acquisition of companies, segments of companies or participations in these industries. If, in connection with company takeovers, commitments to service convertible bonds or bonds with warrants are assumed, the Board of Directors is authorised, for the purpose of fulfilling delivery commitments under such bonds, to issue new shares excluding the subscription rights of shareholders.

3 Registered shares for which subscriptions rights have been granted but not exercised, are to be sold on the market at market conditions.

Art. 27a

Deleted

Art. 28

Non-Cash Capital Contribution
Deleted

Art. 28a

1 In accordance with the agreement on non-cash capital contributions dated 7 April 1993, the Company has acquired from Watt AG, Glarus, 13,178,500 registered shares of Swiss Volksbank, with a par value of Sfr 50 each, with a total value and at a total price of Sfr 1,549,791,600. Settlement has been effected by transfer to Watt AG of 3,953,550 fully paid-in registered shares of the Company with a par value of Sfr 100 each.

2 The issue price per share is Sfr 392. The sum of Sfr 1,154,436,600, being the amount by which the price paid exceeds the par value of the new shares, Sfr 395,355,000, remains with the Company as a premium.

3 In accordance with the agreement on non-cash capital contributions dated 1 June 1993, the Company has acquired from Watt AG, Glarus, 1,914,000 registered shares of Swiss Volksbank, Berne, with a par value of Sfr 50 each, with a total value and at a total price of

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   Sfr 252,935,100. Settlement has been effected by transfer to Watt AG of
   574,200 fully paid-in registered shares of the Company with a par value of Sfr 100 each.

4 The issue price per share is Sfr 440.50. The sum of Sfr 195,515,100, being the amount by which the price paid exceeds the par value of the new shares, Sfr 57,420,000, remains with the Company as a premium.

5 In accordance with the agreement on non-cash capital contributions dated 10 January 1994, the Company has acquired from Watt AG, Glarus, 200,000 registered shares of Swiss Volksbank, Berne, with a par value of Sfr 50 each, with a total value and at a total price of Sfr 28,000,000. Settlement has been effected by transfer to Watt AG of 191,781 fully paid-in registered shares of the Company with a par value of Sfr 20 each.

6 The issue price per share is Sfr 146. The sum of Sfr 24,164,380, being the amount by which the price paid exceeds the par value of the new shares, Sfr 3,835,620, remains with the Company as a premium.

Art. 28b

1  In accordance with the agreement on non-cash capital contributions dated
   14 December 1993, the Company has acquired from Watt AG, Glarus, 1,762,434 bearer shares of Leu Holding Ltd., Zug, with a par value of Sfr 100 each, with a total value and at a total price of Sfr 992,837,820. Settlement has been effected by transfer to Watt AG of 1,468,695 fully paid-in bearer shares of the Company with a par value of Sfr 100 each.

2 The issue price per share is Sfr 676. The sum of Sfr 845,968,320, being the amount by which the price paid exceeds the par value of the new shares, Sfr 146,869,500, remains with the Company as a premium.

3 In accordance with the agreement on non-cash capital contributions dated 10 January 1994, the Company has acquired from Watt AG, Glarus, 126,318 bearer shares of Leu Holding Ltd., Zug, with a par value of Sfr 100 each, with a total value and at a total price of Sfr 71,159,140.

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   Settlement has been effected by transfer to Watt AG of 105,265 fully paid-in bearer shares of the Company with a par value of Sfr 100 each.

4 The issue price per share is Sfr 676. The sum of Sfr 60,632,640, being the amount by which the price paid exceeds the par value of the new shares, Sfr 10,526,500, remains with the Company as a premium.

Art. 28c

In accordance with the agreement on non-cash capital contributions dated 8 December 1997, the Company has acquired from Credit Suisse First Boston, Zurich, 9,651,170 registered shares of the "Winterthur" Swiss Insurance Company, Winterthur, with a par value of Sfr 20 each, and 35,694 rights to new registered shares resulting from the invalidation of the remaining 35,694 registered shares of the "Winterthur" Swiss Insurance Company (Articles 54 and 33, SESTA), with a total value and at a total price of Sfr 1,414,282,140. Settlement has been effected by transfer to Credit Suisse First Boston of 70,714,107 fully paid-in registered shares of the Company with a par value of Sfr 20 each. The issue price per share is Sfr 20.

Art. 28d

In accordance with the agreement on non-cash capital contributions of 31 July 1998, the Company has acquired from Credit Suisse (Bahamas) Limited, Nassau (Bahamas), 16,916,518 common stock of Garantia Banking Limited, with a par value of USD 1.00 per share, with a total value and at a total price of CHF 706,325,400. Settlement has been effected by transfer to Credit Suisse (Bahamas) Limited as exchange agent of 1,938,708 fully paid-in registered shares of the Company with a par value of CHF 20 per share. The issue price per share is CHF 364,3278. The sum of CHF 667,551,240, being the amount by which the price paid exceeds the par value of the new shares (CHF 38,774,160), is retained by the Company as a share premium.

Art. 28e

In accordance with the agreement on non-cash capital contributions of 15 April 1999, the Company has acquired from Reinsurance Derivatives Holding AG, Zurich, 30,470,235 Perpetual Non-Cumulative Class A Preference Shares, with a par value of USD 1.00 per share, and

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83,162,370 Participating Shares, with a par value of USD 1.00 per share, of
Credit Suisse Financial Products, London, with a total value and a total price of CHF 486,000,000. Settlement has been effected by transfer to Reinsurance Derivatives Holding AG, Zurich, of 1,800,000 fully paid-in registered shares of the Company with a par value of CHF 20 per share. The issue price per share is CHF 270. The sum of CHF 450,000,000, being the amount by which the price paid exceeds the par value of the new shares (CHF 36,000,000), is retained by the Company as a share premium.

Art. 28f

In accordance with the agreements on non-cash capital contributions of 3 November 2000, the Company has acquired from AXA, Paris, AXA Financial, Inc., New York, The Equitable Life Assurance Society of the United States, New York, and AXA Participations Belgium, Brussels, 64,029,782 Common Shares, with a par value of USD 0.10 per share, of Donaldson, Lufkin & Jenrette Inc., Delaware, with a total value and a total price of CHF 8,502,828,693.50. Settlement has been effected by transfer to AXA, AXA Financial, Inc., Equitable Life Assurance Society of the United States and AXA Participations Belgium of 25,727,167 fully paid-in registered shares of the Company with a par value of CHF 20 per share. The issue price per share is CHF 330.50. The sum of CHF 7,988,285,353.50, being the amount by which the price paid exceeds the par value of the new shares
(CHF 514,543,340), is retained by the Company as a share premium.

Art. 29

Non-Cash Capital Acquisition
Deleted


The above text is a translation of the original German articles of association (Statuten) which constitute the definitive text and are binding in law.


Zurich, September 11, 2002

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